Exhibit 99.1

CONFIDENTIAL DRAFT NOT FOR IMMEDIATE RELEASE

Autonomix Medical, Inc. Reports Full Year 2024 Financial Results and Provides Corporate Update

Year marked by operational and clinical execution advancing the development of a potential breakthrough technology for the nervous system

Continued progress in first study ever to evaluate radiofrequency (RF) ablation in a transvascular approach to reduce the pain associated with pancreatic cancer

Topline data from first five patients in proof-of-concept (PoC) human clinical study expected in June

Cash runway to fund operations into first calendar quarter of 2025

THE WOODLANDS, TX — May 31, 2024 – Autonomix Medical, Inc. (NASDAQ: AMIX) (“Autonomix” or the “Company”), a medical device company focused on advancing innovative technologies to revolutionize how diseases involving the nervous system are diagnosed and treated, today reported financial results for the fiscal year 2024 ended March 31, 2024 and provided a corporate update.

Recent Highlights

●	Completed its initial public offering (IPO) of common stock. The Company raised gross proceeds of $11.2 million and net proceeds of $9.8 million;
●	Completed site initiation for its PoC human clinical study evaluating the use of transvascular RF ablation for the treatment of pancreatic cancer pain;
●	Entered into a clinical site agreement with “АКFА MEDLINE” Ltd., for its PoC human clinical trial evaluating the use of transvascular RF ablation for the treatment of pancreatic cancer pain;
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Commenced enrollment and announced the safe completion of the first three patient procedures for its PoC human clinical trial evaluating the use of transvascular RF ablation for the treatment of pancreatic cancer pain;

●	Appointed Jennifer Cook as Chief Business Officer;
●	Announced successful results from an animal study evaluating the Company’s proprietary catheter-based sensing technology for use in the renal artery;
●	Announced issuance of U.S. patent covering proprietary catheter-based technology for the treatment of cancer related pain;

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Entered into a service agreement with NoiseFigure Research, Inc. (NFR), a premier application specific integrated circuits (ASICs) service provider to develop next generation of its proprietary microchip; and

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Announced the successful completion of an animal study evaluating the ability of targeted nerve ablation to impact tumor metastases. Results from the preclinical study demonstrated statistically significant reduction of metastases and statistically significant reduction in tumor mass.

“I am incredibly pleased with the progress we have made on the corporate, financial and clinical fronts over the course of our fiscal year 2024. We are grateful for the continued support and remain focused on successfully executing on the milestones laid out ahead of us. We continue to make promising progress in our PoC human clinical study and look forward to announcing topline data from the first patients in the near future,” commented Lori Bisson, Chief Executive Officer of Autonomix. “We remain steadfast in our belief that our technology has the potential to address the significant unmet need for patients with severe, chronic debilitating pain from pancreatic cancer, contributing to an exceptionally difficult quality of life, that currently is not well-treated by pharmacologic approaches. We are committed to continuing our clinical execution with excellence and are poised for an exciting remainder of the 2024 calendar year.”

The Company’s catheter-based sensing technology is being developed to do two things: sense neural signals associated with pain or disease and precisely target those nerves for treatment. Autonomix believes this technology is a better alternative to the current approaches commonly used today, where doctors either rely on systemic drugs like opioids that lose effectiveness and have unwanted side effects or treat suspected areas blindly in hopes of hitting the right nerves, an approach that is often inaccurate and can miss the target and even cause collateral damage to surrounding parts of the body.

The Company is initially developing its technology to address pancreatic cancer-related pain. Current approaches, primarily relying on opioids or invasive ethanol injections, may provide only limited relief and lead to risky side effects. For more information about the Company’s technology, please visit autonomix.com.

Development Program Highlights

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Pancreatic cancer pain as the first target indication could offer distinct development benefits that the Company believes may accelerate Autonomix’s market entry, especially in terms of clinical trials. Achieving “proof-of-concept” in this area could open the door to blockbuster diseases, expanding the horizons for the Company’s technology.

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Leveraging a number of cost-efficient advantages, particularly around clinical trial development. The smaller and shorter clinical trials potentially translate to more efficient resource utilization, minimizing overall development costs.

Expected Upcoming Milestones

●	Q2 CY2024: Announce topline results from first five patients in human clinical study evaluating the use of transvascular RF ablation for the treatment of pancreatic cancer pain;
●	CY2024: Complete ablation device design intended for clinical use;
●	CY2025: Complete development of ablation system and sensing catheter in preparation for human pivotal trial;
●	CY2025: Launch combined sensing / ablation clinical trial;
●	CY2026: De novo submission; and
●	CY2027: FDA clearance.

Summary of Financial Results for Fiscal Year 2024 Ended March 31, 2024

For the fiscal year ended March 31, 2024 the Company incurred net losses of $15.4 million compared to $2.0 million for the same period in 2023. The net losses for 2024 included a non-cash loss of $8.0 million on warrants noted below.

General and administrative (G&A) expenses were $5.2 million and $1.2 million for the fiscal years ended March 31, 2024 and 2023, respectively. The $4.0 million increase in G&A expenses was primiarly due to increases in advertising of $1.7 million related to the Company’s IPO, officer and employee compensation and benefits of $0.7 million as the Company expanded its headcount in anticipation of its IPO, $0.6 million in stock-based compensation and $1.0 million for professional, legal, travel and insurance expenses.

Research and development expenses were $2.2 million and $0.7 million for the fiscal years ended March 31, 2024 and 2023, respectively. The increase of $1.5 million was primarily due to the Company’s clinical trial execution and product development costs.

Warrant expenses were non-cash of $4.6 million and $3.4 million relating to a license termination agreement and the corresponding mark-to-market adjustments required on the license termination agreement for the fiscal year ended March 31, 2024.

As of March 31, 2024 the Company had cash of $8.6 million. On January 26, 2024, the Company consummated its IPO. In the IPO, the Company sold a total of 2,234,222 shares of common stock at a purchase price of $5.00 per share for gross proceeds of $11.2 million and net proceeds of $9.8 million. As part of the IPO closing, $0.3 million was retained by the Company’s marketing partner as a holdback that was subsequently received in May 2024.

The Company estimates its current cash resources is sufficient to fund its operations into, but not beyond, the first quarter of calendar year 2025.

About Autonomix Medical, Inc.

Autonomix is a medical device company focused on advancing innovative technologies to revolutionize how diseases involving the nervous system are diagnosed and treated. The Company’s first-in-class technology platform includes a catheter-based microchip sensing array that has the ability to detect and differentiate neural signals with approximately 3,000 times greater sensitivity than currently available technologies. We believe this will enable, for the first time ever, transvascular diagnosis and treatment of diseases involving the peripheral nervous system virtually anywhere in the body.

We are initially developing technology for pancreatic cancer pain, a condition that causes debilitating pain and is without an effective solution. Our technology constitutes a platform to address dozens of indications, including cardiology, hypertension and chronic pain management, across a wide disease spectrum.

For more information, visit autonomix.com and connect with the Company on X, LinkedIn, Instagram and Facebook.

Forward Looking Statements

Some of the statements in this release are “forward-looking statements,” which involve risks and uncertainties. Forward looking statements in this press release include, without limitation, the milestones set forth in the section “Expected Upcoming Milestones” above, the potential of the Company’s technology to treat hypertension and to complete its clinical study in pancreatic cancer pain. Such forward-looking statements can be identified by the use of words such as “should,” “might,” “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes.”

Although Autonomix believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” and elsewhere in the offering circular filed with the U.S. Securities and Exchange Commission (“SEC”) on January 26, 2024. Forward-looking statements speak only as of the date of the document in which they are contained and Autonomix does not undertake any duty to update any forward-looking statements except as may be required by law.

Investor and Media Contact

JTC Team, LLC

Jenene Thomas

833-475-8247

autonomix@jtcir.com